Exhibit 10.60

Sanmina-SCI Corporation 2700 North First Street San Jose, California 95134 Tel (408) 964-3500

August 23, 2007

Joseph R. Bronson

Dear Joe:

On behalf of Sanmina-SCI Corporation, I am pleased to offer you the position of President and Chief Operating Officer, reporting to Jure Sola, Chairman & CEO. In this position, you will be classified as an exempt employee, and you will receive a base salary of $500,000.00 annually. You will be paid bi-weekly in accordance with the Company’s payroll practices.

You will also be eligible for a bonus payment in fiscal 2008. Your bonus payout will be based on the attached annual bonus plan (consisting of actual achievement of revenue and operating margin) or $200,000.00, whichever is greater. This bonus payment will be made in accordance with the Company’s normal pay practices for bonuses.

As a regular full time employee, you will be eligible to participate in the medical, life, and dental coverages within the terms of the Company’s insurance plans in effect during your employment. Enclosed is the 2007 Summary of Benefit Options which describes the Benefit Plan in greater detail. You should be aware that the terms of such insurance programs may be modified from time to time during the course of employment with the Company.

In addition, Sanmina-SCI offers a number of Company sponsored benefits, including a retirement Deferred Savings Plan (401K), which you will be eligible to participate in, after completing one month, of regular full-time employment.

You will also receive a stock option grant of two hundred fifty thousand (250,000) shares. Your stock option grant date will be the fifteenth (15th) of the month, following your date of hire.  One fifth of the shares subject to your stock option will be exercisable after one year of service, and the remaining shares will become exercisable in equal installments of 1/24 per month. Notwithstanding the foregoing, if the 14 trading day average closing price of the company’s common stock (the “average closing price”) reaches $10.00 or greater, all options will vest immediately. The specific terms of this stock option grant will be set forth in a definitive stock option agreement between you and the Company.

In addition, you will receive two hundred fifty thousand (250,000) shares of restricted stock (RSUs) to fully vest at the end of three (3) years. This vesting period will be reduced as per below if the 14 trading day average closing price of the company’s common stock (the “average closing price”) reaches certain  performance hurdles:

•                  83.333 shares will be released if the average closing price equals or exceeds $6.00

•                  An additional 83.333 shares will be released if the average closing price equals or exceeds $8.00

•                  An additional 83.334 shares will be released if the average closing price equals or exceeds $10.00

The terms of your RSUs will be set forth in a definitive stock agreement between you and the Company.

Your employment pursuant to this offer is contingent on your executing and agreeing to be bound by the terms and conditions of the Company’s standard Employee Propriety Information and Inventions Agreement, a copy of which is attached. Employment with Sanmina-SCI is also contingent upon you providing the Company with the legally required proof of authorization to work in the United States.

You understand and acknowledge that employment with the Company is for an unspecified duration and constitutes “at-will” employment. You acknowledge that this employment relationship may be terminated at any time, with or without cause or for any or no cause, at the option of either you or the Company, with or without notice.

I sincerely hope that you will accept our offer of employment and we look forward to working with you. I would like you to begin your employment with Sanmina-SCI as soon as practicable.

This offer is valid until 5:00pm (PST) August 29, 2007. Please acknowledge your receipt and acceptance of our offer before this date by signing and returning a complete copy to my attention in the enclosed envelope. Please keep one copy of the offer letter for your records. We look forward to your joining the Sanmina-SCI team.

Sincerely,

/s/ JURE SOLA
Jure Sola
Chairman & CEO

Enclosures

Agreed to and accepted this 28th day of August, 2007.

/s/ JOSEPH R.BRONSON	August 31, 2007
Joseph R. Bronson	Start Date